PROSPECTUS SUPPLEMENT Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286374

Grayscale Solana Staking ETF

Prospectus Supplement No. 1 Dated May 13, 2026
To the Prospectus Dated April 16, 2026

This prospectus supplement (this “Prospectus Supplement”) forms part of, and should be read together with, the prospectus of Grayscale Solana Staking ETF (the “Trust”), dated April 16, 2026 (as supplemented or amended from time to time, the “Prospectus”). Capitalized terms used but not defined in this Prospectus Supplement have the meanings given to them in the Prospectus.

Purpose of This Prospectus Supplement

This Prospectus Supplement updates and supplements the Prospectus as described below.

The Sponsor, on behalf of the Trust, and the Transfer Agent have entered into or amended one or more Participant Agreements to provide for in-kind creations and redemptions and, as such, the Trust will now also create and redeem Shares via in-kind transactions with Authorized Participants or their designees in exchange for SOL. The Sponsor may engage additional Authorized Participants in the future, and such Authorized Participants may be able to conduct creations and redemptions in-kind, in cash, or both.

Effective as of the date of this Prospectus Supplement, the following sentence and all references to the Trust not being able to create and redeem Shares via in-kind transactions with Authorized Participants are deleted in their entirety.

“The Trust is not at this time able to create and redeem shares via in-kind transactions with Authorized Participants.”

Except as expressly updated or supplemented by this Prospectus Supplement, the Prospectus remains unchanged. To the extent of any inconsistency between this Prospectus Supplement and the Prospectus, this Prospectus Supplement will control.

Shares of the Trust are listed on NYSE Arca, Inc. (“NYSE Arca”) under the symbol “GSOL.”

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Investing in the Shares involves significant risks. See “Risk Factors” beginning on page 19 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The Trust is not an investment company registered under the Investment Company Act of 1940, as amended.

Please retain this Prospectus Supplement for future reference.

Date: May 13, 2026